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Exhibit 10.57

December 22, 1999

North American Van Lines, Inc.
5001 U.S. Highway 30 West
P.O. Box 988
Fort Wayne, Indiana 46801-0988

            Re: Fee and Guarantee Agreement

Ladies and Gentlemen:

        Subject to the terms and conditions of this Fee and Guarantee Agreement (this "Agreement"), The Chase Manhattan Bank (the "Lender") agrees (a) to make available to the Borrowers (as defined below) a credit facility (the "Management Loan Facility") under which certain officers and managers listed on Part A of Schedule I hereto (each, a "New Borrower") of North American Van Lines, Inc., a Delaware corporation ("NAVL" or the "Guarantor"), may from time to time on or after the date hereof to and including January 31, 2000 borrow from the Lender term loans in an aggregate amount up to but not to exceed $2,419,000 (exclusive of interest, fees or other charges payable by each New Borrower or the Guarantor, as the case may be, under this Agreement) pursuant to a letter agreement (a "Letter Agreement") substantially in the form of Exhibit A attached hereto and (b) to continue under the Management Loan Facility the term loans previously made by the Lender to the officers and managers of NAVL listed on Part B of Schedule I hereto (together with the New Borrowers, the "Borrowers", and each such officer and manager listed on Schedule I hereto being, individually, a "Borrower") in an aggregate principal amount equal to $530,000 pursuant to letter agreements previously entered into between each such Borrower and the Lender (together with the letter agreements referred to in clause (a) above, the "Letter Agreements"). Borrowings made or continued under the Management Loan Facility are herein referred to collectively as the "Loans" and individually as a "Loan". The proceeds of the Loans shall be used by each Borrower to finance the purchase of shares (the "Shares") of common stock of Allied Worldwide, Inc., a Delaware corporation and the holding company parent of NAVL ("Allied Worldwide"). Capitalized terms used but not defined herein are used herein as defined in the Letter Agreement or Annex I to the Letter Agreement.

Borrowing Fee:	In consideration of the Lender's making or continuing, as applicable, Loans to the Borrowers under the Management Loan Facility pursuant to this Agreement, the Guarantor hereby agrees to pay to the Lender (i) a facility fee (the "Facility Fee") in the amount of $50,000 payable on or before January 31, 2000 and (ii) an annual administration fee (the "Annual Administration Fee") payable on June 30 of each year (or, if not a Business Day, on the next succeeding Business Day) (each, a "Fee Payment Date") based on the aggregate amount of Loans made or continued under the Management Loan Facility (the "Aggregate Loan Amount") and the number of individual borrowers to whom Loans are made or continued under the Management Loan Facility (the "Number of Borrowers"), each, as of such Fee Payment Date, as follows:
Aggregate Loan Amount	Number of Borrowers	Annual Administration Fee
$1,000,000 +	—	$15,000
$1 to $999,999	1 to 9	$20,000
$1 to $999,999	10 +	$25,000
Guarantees:
The Guarantor hereby fully and unconditionally guarantees to the Lender the prompt and complete payment of all principal and interest on the Loans and all other amounts owing under the Letter Agreements when due and payable (whether at the stated maturity, by acceleration or otherwise) in the amounts and with respect to each of the Borrowers listed on Schedule I hereto (such guarantee, the "Management Loan Guarantee").
No Reliance:
The Guarantor hereby agrees and acknowledges that it may not rely on the Lender's investigation and evaluation of the creditworthiness of any Borrower, and the Guarantor, to the extent it deems appropriate, will make its own investigation and evaluation of the creditworthiness of each Borrower.
Authorization to Charge Account:
The Guarantor hereby authorizes and directs the Lender to charge any account of the Guarantor maintained at any office of the Lender with any amount under this Agreement including, without limitation, any obligations under the Management Loan Guarantee, the Facility Fee or the Annual Administration Fee when the same becomes due and payable.
Representations and Warranties:
To induce the Lender to execute this Agreement, the Guarantor hereby represents and warrants to the Lender, on the date hereof and at the time of any borrowing under the Management Loan Facility, that:

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(a) This Agreement is intended to be a "Guarantee Obligation" of NAVL of the type referred to in Section 8.4(b) of the Credit Agreement and a "Borrower Obligation" under the Guarantee and Collateral Agreement, entitled to the guarantee and security provided for thereunder. Such guarantee and the Management Loan Guarantee shall be secured pari passu by the collateral referred to in the Guarantee and Collateral Agreement.
(b) No Event of Default with respect to the Guarantor, or event which, with the giving of notice or lapse of time or both, would become such an Event of Default, shall have occurred and be continuing.
(c) No material adverse change in the financial condition, assets, business or operations of the Guarantor has occurred since December 26, 1998.

(d) The Guarantor (i) is duly organized and validly existing as a Delaware corporation and (ii) has the requisite power and authority, and the legal right, to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority and legal right would not reasonably be expected to have a material adverse effect on (1) the business, operations, property, condition (financial or otherwise) or prospects of the Guarantor or (2) the validity or enforceability of this Agreement or the rights and remedies of the Lender hereunder (a "Material Adverse Effect").

(e) The Guarantor has the requisite power and authority, and the legal right, to make, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other entity or person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of the Guarantor. This Agreement constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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(f) The execution, delivery and performance of this Agreement (i) will not violate the articles of incorporation or bylaws of the Guarantor or any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Guarantor or any of its property or to which the Guarantor or any of its property is subject or any provision of any security issued by the Guarantor or of any agreement, instrument or other undertaking to which the Guarantor is a party or by which it or any of its property is bound and which, in any case, would reasonably be expected to have a Material Adverse Effect and (ii) will not result in, or require, the creation or imposition or any lien or encumbrance on any of its properties or revenues pursuant to any of the foregoing, except as contemplated by the Credit Agreement.

(g) To the knowledge of the Guarantor, no part of the proceeds of any Loans will constitute a "purpose credit" secured directly or indirectly by "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System.

(h) The Guarantor is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Guarantor is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur indebtedness of the type that may arise under this Agreement.
Covenants:	The Guarantor hereby agrees to:

(a) To the extent so provided in the Letter Agreements, pay proceeds of any repurchase by the Guarantor or Allied Worldwide of the Shares owned by any Borrower directly to the Lender for the account of such Borrower to be applied to repay such Borrower's obligations under such Borrower's Letter Agreement and Term Noted to the extent of such obligations.

(b) Pay or reimburse the Lender for all its reasonable costs and expenses incurred in connection with (i) the preparation, execution and delivery, administration, waiver or modification of all necessary documentation of this Agreement, the Letter Agreements and Term Notes and (ii) the enforcement or preservation of any rights under this Agreement, the Letter Agreements and Term Notes, including, without limitation, the reasonable fees and disbursements of counsel with respect to clauses (i) and (ii).

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GOVERNING LAW:	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE ON NEW YORK.
Replacement of Existing Agreement:
This Agreement shall supersede and replace in its entirety, the Fee and Guarantee Agreement, dated as of March 30, 1998 and amended as of November 12, 1998 and April 19, 1999, between NAVL and the Lender.

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December 22, 1999

        If this Agreement is satisfactory to the Guarantor, the Guarantor should so indicate by executing and delivering to the Lender a copy hereof, whereupon it shall become a binding agreement between the Guarantor and the Lender.

THE CHASE MANHATTAN BANK
By:	/s/ RUTH NIMMITZ
	Title:	Vice President

ACCEPTED AND AGREED this
     day of December, 1999 by the Guarantor

NORTH AMERICAN VAN LINES, INC.

By:	/s/ RALPH A. FORD
	Title:	Secretary

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EXHIBIT A to
FEE AND GUARANTEE AGREEMENT

[Insert Date]

[Insert Name and Address of Borrower]

  Re:
  Letter Agreement for a [Insert Loan Amount] Term Loan

[Insert Name of Borrower]:

        North American Van Lines, Inc., a Delaware corporation ("NAVL" or the "Guarantor"), has advised The Chase Manhattan Bank (the "Lender") that [Insert Name of Borrower] (the "Borrower"), an employee of NAVL, intends to purchase [Insert Number of Shares] shares (the "Shares") of common stock of Allied Worldwide, Inc., a Delaware corporation and the holding company parent of NAVL ("Allied Worldwide"), in the near future and that the Borrower requires [Insert Loan Amount] (such amount to be no more than 50% of the cost of Shares and no less than $10,000) in loans to finance such purchase. Upon and subject to the terms and conditions of this Letter Agreement (this "Agreement"), the Lender agrees to make a term loan of [Insert Loan Amount] in aggregate principal amount (the "Term Loan") to the Borrower. Capitalized terms used but not defined herein are used herein as defined in Annex I hereto.

Term Loan:	[Insert Loan Amount] aggregate principal amount term loan.
Management Loan Facility:	The Term Loan is made pursuant to a $2,949,000 aggregate principal amount term loan facility available for term loans to certain employees of NAVL (the "Management Loan Facility").
Procedure for Borrowing:	The Term Loan shall be made on any Business Day (occurring prior to or on January 31, 2000) upon one Business Day's prior written notice to the Lender (the date of such borrowing, the "Closing Date").
Repayment of Principal:	The principal of the Term Loan shall be payable on May 5, 2004.
Interest:
The Term Loan shall bear interest at a rate per annum (based on a 360-day year for Loans in excess of $25,000 and a 365-day year for Loans less than or equal to $25,000) equal to the sum of (A) the highest of (i) the Prime Rate of the Lender as publicly announced from time to time, (ii) the Federal Funds Effective Rate plus .50% per annum and (iii) the Base CD Rate plus 1.00% per annum (the "Alternate Base Rate" or "ABR") plus (B) 1.00% per annum. Changes in the Prime Rate, the Federal Funds Effective Rate and the Base CD Rate will be effective concurrently with the announcement thereof. The Prime Rate of the Lender is not intended to be the lowest rate it charges its borrowers for loans. The interest on the Term Loan shall be payable until due (whether as scheduled or by acceleration) quarterly in arrears on the last day of each March, June, September and December (each a "Payment Date") commencing March 31, 2000 and thereafter from time to time upon demand, and upon payment in full. At the reasonable request of the Lender at any time and from time to time, the Borrower agrees, at the Borrower's expense (including the cost of any debit and transfer), to promptly take any necessary action to allow quarterly interest payments to be automatically debited from an account of the Borrower at a financial institution and wired to the Lender.

Term Note:
The Term Loan will be evidenced by a promissory note in the form attached hereto as Exhibit A if such Term Loan is in an amount in excess of $25,000 and in the form attached hereto as Exhibit B if such Term Loan is in an amount less than or equal $25,000 (the "Term Note").
Optional Prepayment:
The Borrower, at his option, may from time to time prepay the principal due on the Term Loan, in whole or in part, without premium or penalty, with written notice to the Lender received one Business Day prior to such prepayment specifying the amount of prepayment. Partial prepayments of principal shall be in whole multiples of $1,000, but in no event less than $5,000.
as scheduled or by acceleration) quarterly in arrears on the last day of each March, June, September

Mandatory Prepayment:	If the Borrower sells or otherwise transfers all or any portion of the Shares to any person, including but not limited to Allied Worldwide, NAVL or Clayton, Dubilier & Rice Fund V Limited Partnership ("CD&R Fund"), the Borrower shall prepay in full the remaining principal of the Term Note and interest thereon to the date of the prepayment, provided that if the Borrower sells the Shares to Allied Worldwide, NAVL or CD&R Fund following the Borrower's termination of employment and Allied Worldwide, NAVL or CD&R Fund, as the case may be, elects to pay the purchase price for the Shares in two installments, the Borrower shall (i) on the date of receipt from Allied Worldwide, NAVL or CD&R Fund, as the case may be, of the first such installment, apply the entire amount of such installment first to the prepayment of accrued and unpaid interest on the Term Note to the date of such prepayment and second to the unpaid principal amount of the Term Note and (ii) on the date of receipt from Allied Worldwide, NAVL or CD&R Fund, as the case may be, of the second such installment, apply such installment to the prepayment in full of any remaining unpaid principal of the Term Note, together with accrued and unpaid interest thereon to the date of such prepayment. Any proceeds with respect to a repurchase of any of the Shares by Allied Worldwide or NAVL shall be paid directly to the Lender by Allied Worldwide or NAVL, as the case may be, for the account of the Borrower to be applied to repay the remaining principal of the Term Note and interest thereon to the date of the prepayment. The Borrower hereby directs Allied Worldwide and NAVL to make any such payment directly to the Lender to the extent of the amount owing hereunder and under the Term Note. The Borrower hereby acknowledges that Allied Worldwide and NAVL may rely on advice from the Lender as to the amount owing hereunder and under the Term Note. In the event that the Borrower's employment with NAVL is terminated for any reason whatsoever, and (a) Allied Worldwide, NAVL and CD&R Fund have not exercised their respective options to repurchase all or any portion of the Shares then held by the Borrower (or if, the Borrower's employment was terminated by the Borrower's death, the Borrower's estate) within the 120 day option period (the "Repurchase Option Period") and (b) the Borrower shall not have exercised its right, if any, to require Allied Worldwide or NAVL to purchase all (but not less than all) of the Shares within the 30 day period (the "Repurchase Requirement Period") following the expiration of the Repurchase Option Period, the Lender may demand prepayment in full of the obligations evidenced by the Term Note by written notice (an "Acceleration Notice") to the Borrower (or, as applicable, the Borrower's estate). If the Lender sends an Acceleration Notice to the Borrower requiring prepayment, the Borrower shall be required to prepay the outstanding principal balance of the Term Note in full, together with all unpaid accrued interest and other charges, on the date which is 20 days after the expiration of the Repurchase Requirement Period.

Guarantees:	All principal and interest on the Term Loan and all other amounts owing hereunder (the "Management Loan Obligations") have been fully and unconditionally guaranteed by the Guarantor pursuant to the Fee and Guarantee Agreement, dated as of December 22, 1999, between the Guarantor and the Lender (as amended, restated, renewed, replaced, waived, supplemented or otherwise modified from time to time, the "Fee and Guarantee Agreement") which is further guaranteed by Allied Worldwide and certain subsidiaries of NAVL pursuant to the Guarantee and Collateral Agreement, dated as of November 19, 1999 (as amended, restated, renewed, refunded, replaced, refinanced, waived, supplemented or otherwise modified from time to time, the "Guarantee and Collateral Agreement"), made by Allied Worldwide (formerly known as NA Holding Corporation), NAVL and certain subsidiaries of NAVL in favor of the Lender, in its capacity as administrative agent for the lenders (including the Lender) party to the Credit Agreement, and the Fee and Guarantee Agreement is intended to be a "Guarantee Obligation" of NAVL of the type referred to in subsection 8.4(b) of the Credit Agreement. The guarantees referred to above shall be secured pari passu by the collateral referred to in the Guarantee and Collateral Agreement.
Representations and Warranties:	The Borrower hereby represents and warrants that:
(a) the execution, delivery and performance of this Agreement, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any requirement of law or contractual obligation of the Borrower and (ii) will not result in, or require, the creation or imposition of any pledge, lien or other encumbrance on any of the Borrower's property or revenues pursuant to any such requirement of law or contractual obligation;
(b) no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending, or, to the knowledge of Borrower, threatened by or against the Borrower other than claims being contested in good faith and which, to the Borrower's knowledge, are not deemed reasonably material by the Lender;
(c) the Borrower's personal financial statements delivered prior to the Closing Date were true and correct in all material respects as of the date delivered and there has been no development or event which has or would reasonably be expected to have a material adverse effect on the financial condition of the Borrower and is not reflected in such financial statements;
(d) each of this Agreement and the Term Note (collectively, the "Loan Documents") constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(e) the Borrower has filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid all material taxes which are due and payable; and

(f) the Borrower is fully aware of and knowledgeable about the risks inherent in association with the Borrower's purchase of the Shares and acknowledges that the Lender has not encouraged or solicited such purchase or advised the Borrower with respect thereto.
Conditions Precedent:	The obligation of the Lender to make the Term Loan on the Closing Date shall be subject to the satisfaction of the following conditions precedent on the date upon which the Term Loan is made:
(a) each of the representations and warranties made by the Borrower contained herein shall be true and correct in all material respects as of the date hereof;
(b) the Lender shall have received counterparts hereof, duly executed and delivered by the Borrower;
(c) the Lender shall have received the Term Note, substantially in the form of Exhibit A or Exhibit B hereto, as the case may be, duly executed and delivered by the Borrower;

(d) the Lender shall have received the personal financial statements of the Borrower, credit agency reports and any supporting information reasonably deemed necessary by the Lender in form and substance reasonably satisfactory to the Lender;

(e) the Lender shall have received a legal opinion from counsel to Allied Worldwide, NAVL and its subsidiaries, as to the validity, authorization, execution, delivery and enforceability of the Guarantee and Collateral Agreement, the Fee and Guarantee Agreement and such other matters reasonably requested by the Lender with respect to Allied Worldwide, NAVL and its subsidiaries, in form and substance reasonably satisfactory to the Lender; and
(f) the Lender shall have received approval from its credit committee for the Term Loan to be made to the Borrower.
Affirmative Covenants:	The Borrower hereby covenants and agrees with the Lender that, so long as the Term Loan is outstanding, in whole or in part:
(a) the proceeds of the Term Loan will only be used to purchase the Shares;
(b) the Borrower will, unless contested in good faith, promptly pay all taxes and all indebtedness and obligations when due and comply with all laws;

(c) the Borrower will notify the Lender of any litigation which might reasonably to be expected to materially impair the Borrower's ability to repay its Term Loan;

(d) until all principal and interest on the Term Loan has been repaid, the Borrower will annually provide, within 30 days of each calendar year end, an updated personal financial statement to the Lender on the customary form of the Lender;
(e) the Lender will receive prompt notice of (i) any change in the Borrower's address of (ii) the termination of the Borrower's employment with NAVL; and

(f) the Lender will receive prompt notice of any change or closing of the Borrower's account from which interest payments are being automatically debited pursuant to this Agreement and the Borrowers will, at the Borrower's expense (including the cost of any debit and transfer), promptly take any reasonable and necessary action to continue to allow quarterly interest payments to be automatically debited from an account of the Borrower at a financial institution and wired to the Lender.
Events of Default:	Each of the following events shall constitute an event of default ("Event of Default") hereunder:
(a) the Borrower shall fail to pay when due any principal or any interest owing on the Term Note;
(b) the Borrower shall fail to observe or perform in any material respect any covenant, obligation or agreement under the Loan Documents and such failure continues for 30 days;

(c) any material representation or warranty made by Allied Worldwide, NAVL or any of its subsidiaries in the Guarantee and Collateral or by NAVL in the Fee and Guarantee Agreement or by the Borrower in the Loan Documents, or any financial or other written statement of the Borrower delivered to the Lender by or on behalf of the Borrower is incorrect or incomplete on or as of the date made or deemed made;

(d) the Borrower shall fail to pay when due any principal of or interest or any other amount on any other indebtedness of such Borrower in an aggregated principal amount in excess of the lessor of $20,000 or 50% of the original principal amount of the Borrower's other aggregate indebtedness (the "Threshold Amount"), or for any applicable grace period to perform in any material respect any of such Borrower's other obligations, covenants or liabilities under any such indebtedness which default or failure to perform would permit the acceleration of such indebtedness; any acceleration of the maturity of any such indebtedness; or the occurrence of any other event and expiration of any applicable grace period, which occurrence would permit the acceleration of such indebtedness;

(e) the commencement of any proceeding, procedure or other remedy supplemental to the enforcement of a money judgment against such Borrower in any amount equal to the Threshold Amount, or more;

(f) the validity or enforceability of the Term Note or of any other agreement delivered in connection with the Term Loan by the Borrower shall be contested in writing by the Borrower or declared null and void by a court of competent jurisdiction, or the Borrower shall deny in writing that the Borrower has any liability under the Term Note or any such agreement; or the validity or enforceability of the Fee and Guarantee Agreement or the Guarantee and Collateral Agreement shall be contested in writing by Allied Worldwide, NAVL or any or its subsidiaries or declared null and void by a court of competent jurisdiction, or any such person shall deny in writing that it has any liability under the Fee and Guarantee Agreement or the Guarantee and Collateral Agreement;

(g) the appointment of a bankruptcy trustee, liquidator or receiver for, or for any of the property of the Borrower, Allied Worldwide, NAVL or any of its subsidiaries; or a general assignment for the benefit of creditors by the Borrower, Allied Worldwide, NAVL or any of its subsidiaries;

(h) the commencement by or against the Borrower, Allied Worldwide, NAVL or any of its subsidiaries of a case or proceeding under any bankruptcy, insolvency, or other law relating to the relief of debtors, the readjustment, composition or extension of indebtedness (other than by voluntary agreement of the affected creditors) or reorganization or liquidation;
(i) the financial condition or credit standing of the Borrower shall become materially impaired in the reasonable opinion of the Lender;

(j) except as permitted by the Credit Agreement, the dissolution, merger or consolidation of, or sale or disposal of all or substantially all of the assets, of Allied Worldwide, NAVL or any of its subsidiaries without prior written consent of the Lender; or

(k) the acceleration of the maturity of the obligation of Allied Worldwide, NAVL or any of its subsidiaries under the Credit Agreement or the Guarantee and Collateral Agreement or all such obligations thereunder shall become due in accordance with the terms thereof and shall remain unpaid.

In the event that an Event of Default hereunder shall occur and be continuing, then, and in any such event, the Lender may, by notice to the Borrower, declare the Term Loan (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and notice of protest are hereby expressly waived.
No Waiver; Cumulative Remedies:
No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Severability:
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

GOVERNING LAW:	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Submission to Jurisdiction:	Each of the Lender and the Borrower hereby irrevocably and unconditionally:

(a) agrees that all actions or proceedings initiated by the Borrower or the Lender and arising directly or indirectly out of the Loan Documents shall be litigated in courts of the State of New York, the courts of the United States of America located in the city, state or county of New York, or, if the Lender initiates or removes such action, in addition to the foregoing courts, any court in which the Lender shall initiate such action or to which the Lender shall remove such action, to the extent such court has jurisdiction;

(b) submits and consents in advance to such jurisdiction in any action or proceeding commenced by the Lender or the Borrower in or removed by the Lender to any such court, and hereby agrees that (i) personal service of the summons and complaint, or other process or papers issued therein may be served in the manner provided for notices herein and (ii) service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to the Borrower or the Lender at the address set forth herein;
(c) waives any claim that any such court is an inconvenient forum or an improper forum based on lack of venue;

(d) agrees that to the extent provided by law, should the Borrower, after being so served, fail to appear or answer to any summons, complaint, process or papers so served within the number of days prescribed by law after the mailing thereof, the Borrower shall be deemed in default and an order and/or judgment may be entered by the court against such person as demanded or prayed for in such summons, complaint, process or papers;

(e) agrees that the exclusive choice of forum for the Borrower set forth in this Section shall not be deemed to preclude the enforcement, by the Lender, of any judgment obtained in any other forum or the taking, by the Lender, of any action to enforce the same in any other appropriate jurisdiction, and the Borrower hereby waives the right to collaterally attack any such judgment or action; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Notices:
All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as specified under the caption "Address for Notices" on the signature page hereof or to such other address as may be hereafter notified by the respective parties hereto.
WAIVER OR JURY TRIAL:
THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LETTER DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
Miscellaneous:
This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and all future holders of the Term Note and their respective estates, administrators and executors and successors and assigns, except that the Borrower may not assign or transfer any of his rights or obligations under this Agreement without the prior written consent of the Lender.

This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        If this AGreement is satisfactory to the Borrower, the Borrower should so indicate by executing and delivering to the Lender a copy hereof, whereupon it shall become a binding agreement between the Borrower and the Lender.

Very truly yours,
THE CHASE MANHATTAN BANK
By:

Name: Title:
Address for Notices: The Chase Manhattan Bank 1211 Avenue of the Americas New York, New York 10036 Attention: Ruth Aronowitz Telecopy: (212) 596-3022
ACCEPTED AND AGREED as of the day of , 1999 by the Borrower:
Name:

Address for Notices:

        On the      day of                , 1999, before me personally appeared                        to me known and known by me to be the person described in and who executed the foregoing instrument, and he acknowledged to me that he executed the same.

Notary Public

EXHIBIT A TO
LETTER AGREEMENT

FORM OF TERM NOTE

[Amount of Term Loan]	New York, New York [Date]

        FOR VALUE RECEIVED, the undersigned, [Insert Name of Borrower] (the "Borrower"), hereby unconditionally promises to pay to the order of THE CHASE MANHATTAN BANK (the "Lender") at the office of The Chase Manhattan Bank, 1211 Avenue of the Americas, New York, New York, 10036, in lawful money of the United States of America and in immediately available funds, the principal amount of [AMOUNT OF TERM LOAN] ($[AMOUNT OF TERM LOAN]). The principal amount of the Term Loan shall be paid in the amount and on the date specified in the Letter Agreement (as defined below). The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding until paid in full (both before and after judgment) at the rate and on the dates specified in the Letter Agreement.

        This Term Note is (a) the "Term Note" referred to in the Letter Agreement, dated as of December 22, 1999 (as amended, waived, supplemented or otherwise modified from time to time, the "Letter Agreement"), between the Borrower and the Lender and is entitled to the benefits thereof, (b) subject to mandatory prepayment and optional prepayment in whole or in part as provided in the Letter Agreement and (c) secured and guaranteed as provided in the Credit Agreement, the Letter Agreement, the Fee and Guarantee Agreement and the Guarantee and Collateral Agreement. Reference is hereby made to the Credit Agreement, the Letter Agreement, the Fee and Guarantee Agreement and the Guarantee and Collateral Agreement for a description of the assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Term Note in respect thereof.

        Terms used herein which are defined in the Letter Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

        Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided in the Letter Agreement.

        All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and notices of protest.

        THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Name:

EXHIBIT B TO
LETTER AGREEMENT

FORM OF TERM NOTE

[Amount of Term Loan]	New York, New York [Date]

        FOR VALUE RECEIVED, the undersigned, [Insert Name of Borrower] (the "Borrower"), hereby unconditionally promises to pay to the order of THE CHASE MANHATTAN BANK (the "Lender") at the office of The Chase Manhattan Bank, 1211 Avenue of the Americas, New York, New York, 10036, in lawful money of the United States of America and in immediately available funds, the principal amount of [AMOUNT OF TERM LOAN] ($[AMOUNT OF TERM LOAN]). The principal amount of the Term Loan shall be paid in the amount and on the date specified in the Letter Agreement (as defined below). The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding until paid in full (both before and after judgment) at the rate and on the dates specified in the Letter Agreement.

        This Term Note is (a) the "Term Note" referred to in the Letter Agreement, dated as of December 22, 1999 (as amended, waived, supplemented or otherwise modified from time to time, the "Letter Agreement"), between the Borrower and the Lender and is entitled to the benefits thereof, (b) subject to mandatory prepayment and optional prepayment in whole or in part as provided in the Letter Agreement and (c) secured and guaranteed as provided in the Credit Agreement, the Letter Agreement, the Fee and Guarantee Agreement and the Guarantee and Collateral Agreement. Reference is hereby made to the Credit Agreement, the Letter Agreement, the Fee and Guarantee Agreement and the Guarantee and Collateral Agreement for a description of the assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Term Note in respect thereof.

        Terms used herein which are defined in the Letter Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

        Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided in the Letter Agreement.

        All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and notices of protest.

LOAN SUMMARY

Annual Percentage Rate	Finance Charge	Amount Financed	Total of Payments
The cost of my credit as a yearly rate.	The dollar amount the credit will cost me.	The amount of credit provided to me or on my behalf.	The amount I will have paid after I have made all payments as scheduled.
%	$	$	$

Payment Schedule:	Number of Payments	Amount of Payments	Payments Due

Variable Interest Rate:	The Annual Percentage Rate disclosed above may increase during the term of the transaction if the Alternate Base Rate under the Letter Agreement ("ABR") increases. The rate for the Term Loan is ABR plus 1.00% per annum. If the ABR increases, the Annual Percentage Rate on the Term Loan will increase by a corresponding amount. Any increase in the annual percentage rate will result in higher payment amounts. For example, if the Term Loan is for $10,000 over three months at an initial rate of % and the rate increased to % after one month, payments on the Term Loan would increase by $ .
Late Charge:
There is no late charge on the Term Loan. If payment is not made when due, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided in the Letter Agreement.
Prepayment:	This Term Note may be prepaid without penalty in whole multiples of $1,000 in excess of $5,000.
See the Letter Agreement for any additional information about non-payment, other Events of Default, any mandatory prepayment in full before the scheduled date and any security interests.
Itemization of Amount Financed:	The entire amount of the Term Loan, $ , will be paid directly to the Borrower.

        THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Name:

ANNEX I

DEFINITIONS

        "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate.

        "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

        "C/D Assessment Rate" for any day as applied to the Term Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.R.F. § 327.4 (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States.

        "C/D Reserve Percentage" for any day as applied to the Term Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (the "Board"), for determining the maximum reserve requirement for a Depository Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars of $100,000 or more having a maturity of 30 days or more.

        "Credit Agreement" shall mean the Credit Agreement, dated as of November 19, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral agent and administrative agent for the lenders thereunder (as the same may be amended, restated, renewed, refunded, replaced, refinanced, waived, supplemented or otherwise modified from time to time).

        "Federal Funds Effective Rate" shall mean for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

        "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank (or any successor) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by The Chase Manhattan Bank in connection with extensions of credit to debtors).

        "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Lender from three New York City negotiable certificate of deposit dealers of recognized standing selected by it.

SCHEDULE I
TO THE FEE AND GUARANTEE AGREEMENT

PART A. New Loans

Name of Borrower	Amount of Loan	Maturity Date
Michael J. Bergin	$39,520.00	May 5, 2004
Michael Mason	$18,460.00	May 5, 2004
Kevin Pickford	$53,250.00	May 5, 2004
John M. Wallbank	$18,460.00	May 5, 2004
Total	$129,960.00

PART B. Continued Loans

Name of Borrower	Amount of Loan	Maturity Date
Michael J. Bergin	$10,000.00	May 5, 2004
J. Michael Gunkel	$50,000.00	March 30, 2003
Jeffrey Kaczka	$175,000.00	May 5, 2004
Janet S. Kneller	$25,000.00	May 5, 2004
James F. Lahey	$50,000.00	November 20, 2003
Gregory S. Maiers	$25,000.00	March 30, 2003
Barry C. Meeks	$25,000.00	May 5, 2004
David B. Rowles	$45,000.00	May 5, 2004
Don B. Saulic	$62,500.00	November 20, 2003
Don B. Saulic	$62,500.00	May 5, 2004
Total	$530,000.00

QuickLinks

  Exhibit 10.57
  EXHIBIT A TO LETTER AGREEMENT
FORM OF TERM NOTE
  EXHIBIT B TO LETTER AGREEMENT
FORM OF TERM NOTE
LOAN SUMMARY
  ANNEX I
  SCHEDULE I TO THE FEE AND GUARANTEE AGREEMENT